EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Antonio L. DeLise
President, Chief Executive Officer & Chief Financial Officer
PubliCARD, Inc.
(212) 651-3120

PubliCARD, INC. ANNOUNCES SECOND QUARTER RESULTS

NEW YORK - July 28, 2006 - PubliCARD, Inc. (OTC BB: CARD.OB) reported its financial results for the three and six months ended June 30, 2006.

Revenues for the second quarter of 2006 decreased to $799,000, compared to $909,000 in 2005. Foreign currency changes had the effect of decreasing revenues by 2%. Excluding the impact of foreign currency changes, revenues in 2006 decreased by 11% driven by a decline in direct sales to customers located in the United Kingdom as well as a decline in shipments to non-U.S. distribution partners. The Company reported a net loss for the quarter ended June 30, 2006 of $433,000, or $0.02 per share, compared with a net loss of $453,000, or $0.02 per share, a year ago.

For the six months ended June 30, 2006, sales were $1,548,000 compared to $1,660,000 a year ago. Foreign currency changes had the effect of decreasing revenues by 4%. Excluding the impact of foreign currency changes, revenues in 2006 decreased by 2% driven by a decline in direct sales to U.K customers. The Company reported a net loss of $882,000, or $.04 per share, for the six months ended June 30, 2006 compared to a net loss of $1,172,000, or $.05 per share, in 2005.

Under the terms of a Settlement Agreement, effective September 23, 2004, between the Pension Benefit Guaranty Corporation (“PBGC”) and the Company associated with a terminated underfunded defined benefit pension plan, the Company issued a non-interest bearing secured note (the “Note”) payable to the PBGC with a face amount of $7.5 million. Pursuant to an agreement dated July 27, 2006 between the PBGC and the Company, the Company paid the PBGC $256,000 and the Note was retired in full. The Company has a further obligation to pay the PBGC 50% of all future net proceeds in excess of $250,000 realized from (a) the sale of the Company’s interest in Infineer Ltd. and TecSec, Incorporated and (b) any recoveries from the Company’s historic insurance program. The future payment to the PBGC, if any, cannot be estimated at this time.

It is unlikely that the Company will be able to continue as a going concern. See Note 1 to the attached financial statement information.

About PubliCARD, Inc.

Headquartered in New York, NY, PubliCARD, through its Infineer Ltd. subsidiary, designs smart card solutions for educational and corporate sites. More information about PubliCARD can be found on its web site www.publicard.com.

Special Note Regarding Forward-Looking Statements: Certain statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. Such factors include the Company’s inability to continue as a going concern. For more information on the potential factors which could affect financial results and the Company’s ability to continue as a going concern, refer to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2005, and quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, as filed with the Securities and Exchange Commission.

(table to follow)

PUBLICARD, INC.
AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF
JUNE 30, 2006 AND DECEMBER 31, 2005
(in thousands, except share data)

	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS

Current assets:
Cash, including short-term investments of $280 and $989 in 2006 and
2005, respectively	$549	$1,072
Trade receivables, less allowance for doubtful accounts of $18 and $16
in 2006 and 2005, respectively	531	647
Inventories	276	303
Other current assets	132	573
Total current assets	1,488	2,595

Equipment and leasehold improvements, net	35	47
	$1,523	$2,642

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current liabilities:
Overdraft payable	$549	$406
Trade accounts payable	579	592
Accrued liabilities	738	1,067
Total current liabilities	1,866	2,065

Note payable	7,501	7,501
Other non-current liabilities	222	227
Total liabilities	9,589	9,793

Commitments and contingencies

Shareholders’ deficiency:
Class A Preferred Stock, Second Series, no par value: 1,000 shares authorized; 465
shares issued and outstanding as of June 30, 2006 and December 31, 2005	2,325	2,325
Common shares, $0.10 par value: 40,000,000 shares authorized; 24,940,902
shares issued and outstanding as of June 30, 2006 and December 31, 2005	2,494	2,494
Additional paid-in capital	108,594	108,594
Accumulated deficit	(121,389)	(120,507)
Accumulated other comprehensive loss	(90)	(57)
Total shareholders’ deficiency	(8,066)	(7,151)
	$1,523	$2,642

See Note 1 below.

PUBLICARD, INC.
AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(in thousands, except share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues	$799	$909	$1,548	$1,660

Cost of revenues	404	424	731	792
Gross margin	395	485	817	868

Operating expenses:
General and administrative	448	492	909	1,022
Sales and marketing	258	284	520	682
Product development	138	163	286	339
	844	939	1,715	2,043
Loss from operations	(449)	(454)	(898)	(1,175)

Other income (expenses):
Interest income	4	7	11	14
Interest expense	(9)	(6)	(16)	(11)
Other income	21	—	21	—
	16	1	16	3
Net loss	$(433)	$(453)	$(882)	$(1,172)

Basic and diluted loss per common share	$(.02)	$(.02)	$(.04)	$(.05)

Basic and diluted weighted average common shares outstanding	24,940,902	24,690,902	24,940,902	24,690,902

See Note 1 below.

Note 1--Liquidity and Going Concern Considerations

The condensed consolidated financial statements included above contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. As a result of the factors described below, it is unlikely that the Company will be able to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The independent auditors’ reports on the Company’s Consolidated Financial Statements for the years ended December 31, 2005, 2004, 2003 and 2002 contain emphasis paragraphs concerning substantial doubt about the Company’s ability to continue as a going concern.

Infineer Ltd. (“Infineer”), the Company’s sole operating subsidiary, has continued to incur operating losses and negative cash flow. During 2003, 2004 and 2005, the Company contributed additional capital to Infineer of $70,000, $225,000 and $150,000, respectively. It is likely that Infineer will require additional capital and the Company does not have the financial resources to provide such support. Given the Company’s lack of available resources, continued operating losses and debt position, the Company has begun to consider various alternatives. In 2006, with the assistance of an investment banker, the Company commenced an assessment of the value of Infineer, developed an information memorandum and obtained offers for Infineer’s potential for sale. This process has recently concluded without a viable offer for the business. The Board of Directors has not decided whether to continue with the disposition effort. It is therefore uncertain whether an acceptable offer will materialize or whether any such sale will ultimately be consummated. Any such determination to dispose of Infineer would depend upon, among other things, the amount of potential proceeds of any such sale and require the approval of the Company’s shareholders.

The Company sponsored a defined benefit pension plan (the “Plan”) that was frozen in 1993. In January 2003, the Company filed a notice with the Pension Benefit Guaranty Corporation (“PBGC”) seeking a “distress termination” of that Plan. Pursuant to the Agreement for Appointment of Trustee and Termination of Plan between the PBGC and the Company, effective September 30, 2004, the PBGC proceeded to terminate the Plan and was appointed as the Plan’s trustee. As a result, the PBGC has assumed responsibility for paying the obligations to Plan participants. As a result of the Plan termination, the Company’s 2003 and 2004 funding requirements due to the Plan amounting to $3.4 million through September 15, 2004 were eliminated.

Under the terms of the Settlement Agreement, effective September 23, 2004, between the PBGC and the Company (the “Settlement Agreement”), the Company is liable to the PBGC for the unfunded guaranteed benefit payable by the PBGC to Plan participants in the amount of $7.5 million. The Company satisfied this liability by issuing a non-interest bearing note (the “Note”), dated September 23, 2004, payable to the PBGC with a face amount of $7.5 million. Pursuant to the Security Agreement and Pledge Agreement, both dated September 23, 2004, the Note is secured by (a) all presently owned or hereafter acquired real or personal property and rights to property of the Company and (b) the common and preferred stock of Infineer and TecSec, Incorporated (“TecSec”) owned by the Company. The Company has an approximately 5% ownership interest in TecSec, on a fully diluted basis.

The Note matures on September 23, 2011. The first payment will be equal to $1.0 million and will become due 30 days after the Company has received a total of $4.0 million in Net Recoveries. “Net Recoveries,” as defined in the Settlement Agreement, means the net cash proceeds received by the Company with respect to transactions consummated after March 31, 2003 from (a) the sale of the Company’s interest in Infineer and TecSec, real property in Louisiana and any other real or personal property assets and (b) any recoveries from the Company’s historic insurance program. Thereafter, on each anniversary of the first payment, the Company is required to pay the PBGC an amount equal to 25% of the Net Recoveries in excess of $4.0 million (less the sum of all prior payments made in accordance with this sentence in prior years). As of June 30, 2006, Net Recoveries was approximately $3.9 million.

Pursuant to an agreement dated July 27, 2006 between the PBGC and the Company, the Company paid the PBGC $256,000 and the Note was retired in full. The Company has a further obligation to pay the PBGC 50% of all future net proceeds in excess of $250,000 realized from (a) the sale of the Company’s interest in Infineer and TecSec and (b) any recoveries from the Company’s historic insurance program. The future payment to the PBGC, if any, cannot be estimated at this time.

The Company has incurred operating losses, a substantial decline in working capital and negative cash flow from operations for a number of years. The Company has also experienced a substantial reduction in its cash and short term investments, which declined from $17.0 million at December 31, 2000 to $549,000 at June 30, 2006. The Company also had a shareholders’ deficiency of $8.1 million as of June 30, 2006.

Management believes that existing cash and short-term investments will not be sufficient to permit the Company to continue operating past the third quarter of 2006 and the Company will likely cease operations. If a sale of Infineer is consummated, the Company will not thereafter have any ongoing business operations. In either case, the Company does not expect that any funds will be available for distribution to its shareholders.

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